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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

SAFLINK PRESS CONTACT:      SAFLINK COMPANY CONTACT:
S&S Public Relations        SAFLINK Corporation
Steve Simon                 Walter Hamilton, Vice President Business Development
(800) 287-2279, ext. 237    (425) 278-1201
steve1@sspr.com             whamilton@saflink.com


                SAFLINK ANNOUNCES THREE YEAR CONTRACT WITH MAJOR
                         FINANCIAL SERVICES INSTITUTION

       22,000 user network plans to deploy 5,000 units over the next year

BELLEVUE, Wash. (November 7, 2001) -- SAFLINK Corp. (OTC Bulletin Board: ESAF), a leading provider of biometric security solutions, today announced that it has been awarded a contract by a major financial services institution for delivery of its biometric enterprise security products. The customer has requested that their name not be disclosed and that the details of the specific system implementation not be made public. The three-year contract provides for the deployment of up to 5,000 seats in the next 12 months, with potential to deploy up to 22,000 seats over the life of the agreement. Revenues are generated through the sale of software licenses, biometric hardware devices, recurring maintenance, and professional services. First-year revenues are projected at $550,000, with potential revenue of $3 million estimated over the life of the agreement.

"We believe that this is the largest planned commercial deployment of biometric authentication for enterprise network security in the world," said Walter Hamilton, Vice President of Business Development for SAFLINK. "SAFLINK was awarded this contract because of our ability to work in close partnership with this customer to understand and respond to their requirements. We have delivered a fully integrated biometric authentication solution that scales to the size of their large enterprise network. SAFLINK's products will add a strong layer of protection against unauthorized access to this customer's critical information systems while providing enhanced convenience for their users who no longer have to remember passwords."

SAFLINK Corp., based in Bellevue, Wash., brings "The Power of Biometric Authentication(TM)" solutions to workstations and enterprise networks through biometrics. The company offers SAFLINK(TM) software which provides cost-effective multi-biometric solutions to verify individual identity, to protect business and personal information, and to replace passwords and PINs in order to safeguard and simplify access to electronic systems and enable new online services for customers. Further information is available on the company's Web site at www.saflink.com.

"The Power of Biometric Authentication" and "SAFLINK" are trademarks of SAFLINK Corporation. All brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.
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This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements, as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the Company's ability to sell its products, conserve its working capital, raise financing, and support its strategic partners, as well as other factors that are discussed in the Company's Annual Report on Form 10-K and other documents periodically filed with the Securities and Exchange Commission.

PR 01-021